FOR IMMEDIATE RELEASE

American Realty Capital Properties Completes Acquisition of American Realty Capital Trust IV

$3.0 Billion Merger Creates the Leading Net Lease REIT with Enterprise Value of $10 Billion

Merger Provides Superior Portfolio Diversification and Significantly Deleverages ARCP’s Balance Sheet

Combined Portfolio Totaling 2,560 Properties and 43.7 Million Square Feet

New York, New York – January 3, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) today closed its previously announced transaction to acquire American Realty Capital Trust IV, Inc. (“ARCT IV”), following the approval of the transaction by ARCT IV stockholders at ARCT IV’s special meeting. 99.0% of the ARCT IV shares voted were voted in favor the merger, representing 67.0% of all ARCT IV shares eligible to vote.

Under the terms of the merger agreement, as amended, ARCP issued the following consideration to ARCT IV stockholders for each ARCT IV share: (1) $9.00 in cash; (2) 0.5190 of a share of ARCP common stock (valued at $6.68 using the ARCP closing price of $12.87 on January 2, 2014, the trading day prior to the closing of the merger and representing 21.9% of the total nominal consideration); and (3) 0.5937 shares of ARCP’s 6.70% Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) (NASDAQ: ARCPP) (valued at $14.84 based on a liquidation preference of $25.00 per share of perpetual preferred stock and representing 48.6% of the total nominal consideration), for a fixed nominal consideration, as of January 2, 2014, of $30.52. ARCP issued 36.9 million shares of common stock and 42.2 million shares of Series F Preferred Stock to former ARCT IV stockholders at the closing of the merger.

ARCP expects the Series F Preferred Stock to commence trading on the NASDAQ Global Select Market on Monday, January 6, 2014, the first full trading day following the closing of the merger. ARCP expects newly issued common shares to be available in former ARCT IV stockholders’ accounts on Monday, January 6, 2014 as well.

Nicholas S. Schorsch, Chairman & CEO of ARCP, commented, “Closing this acquisition is part of our announced strategy to continue building the leading publicly-traded net lease REIT, substantially augmenting the size of our company without sacrificing credit quality, lease duration or asset strength. Our transition to self-management should further enable us to build shareholder value combining a broad-based, high quality, diversified portfolio of net lease real estate assets with the finest intellectual capital in the industry.”

Added David Kay, President of ARCP, “We expect to complete our transition to self-management on January 8, 2014. The ARCT IV acquisition not only expands the size of our portfolio, but strengthens the composition of credit tenants in our portfolio. This positions us to protect our investors’ capital and generate returns to our investors through growth in rents and asset appreciation, and thus providing durable income. Additionally, we issued more than $1.5 billion of common and preferred securities in connection with the closing, allowing us to further deleverage our balance sheet, which is consistent with our focus on making accretive acquisitions.”

Brian S. Block, ARCP’s Chief Financial Officer, said, “This transaction is instrumental to achieving 2014 AFFO growth per share, and will reduce our balance sheet leverage with ARCT IV’s highly unencumbered portfolio of real estate assets. As we previously announced, our 2014 AFFO guidance ranges from $1.13 per share to $1.19, in conjunction with this transaction along with other previously announced transactions.”

Dividends

ARCT IV stockholders will participate in ARCP’s January 2014 dividend to be paid at an annualized rate of $0.94 per share and will be entitled to cumulative dividends on the Series F Preferred Stock at a rate of 6.70% of the liquidation preference per share of $25.00 (equivalent to an annual rate of $1.675 per share).

Transfer of Shares

ARCT IV stockholders will receive 0.5190 of a share of ARCP common stock per ARCT IV share and 0.5937 of a share of Series F Preferred Stock per ARCT IV share. The transfer of ARCT IV stockholders’ shares to ARCP’s current transfer agent, Computershare, Inc., is expected to be completed 1 to 3 business days following the closing of the merger. Once ARCT IV stockholders’ shares are transferred to Computershare, each stockholder will have the option to hold those shares with the transfer agent or transfer the shares to a brokerage account of their choice. The newly issued Series F Preferred Stock received by ARCT IV stockholders are expected to begin trading on the NASDAQ Global Select Market on January 6, 2014. ARCP expects newly issued common shares to be available in former ARCT IV stockholders’ accounts on Monday, January 6, 2014 as well.

Post-Merger Portfolio Information

Including the close of the ARCT IV transaction, ARCP’s portfolio consists of 2,560 freestanding commercial properties, net-leased to 452 primarily investment grade rated and other credit tenants, totaling approximately 43.7 million square feet located in 49 states, the District of Columbia and Puerto Rico. The portfolio will operate in 46 distinct industries and will have an average remaining lease duration of approximately 9.3 years. Approximately 56% of the anticipated lease revenue will be generated by investment grade and other credit tenants.

Addition of William G. Stanley to ARCP’s Board of Directors

Following the untimely death of Dr. Walter P. Lomax, Jr. in October 2013, ARCP’s board of directors appointed William G. Stanley, the lead independent director of ARCT IV prior to the merger close, as an independent director of ARCP effective upon the closing of the ARCT IV merger to ensure that the ARCP board would be comprised of a majority of independent directors and in light of Mr. Stanley’s leadership skills and ample experience as an independent director on various boards. Mr. Stanley joined Leslie D. Michelson, Scott J. Bowman and Governor Edward G. Rendell as independent board members of ARCP along with the three interested board members, Nicholas S. Schorsch, Chairman, William M. Kahane and Edward M. Weil, Jr.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Funds from Operations and Adjusted Funds from Operations

ARCP considers funds from operations (“FFO”) and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and gains and losses useful indicators of the performance of a real estate investment trust (“REIT”). Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, ARCP believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCP believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCP believes AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, ARCP believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and estimates of growth, including funds from operations and adjusted funds from operations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: market volatility, unexpected costs or unexpected liabilities that may arise from the transaction; the inability to retain key personnel; continuation or deterioration of current market conditions; whether or not ARCP common stock will be included in REIT and public exchange indices; uncertainty regarding the level of demand for ARCP common stock that inclusion in such indices would generate; future regulatory or legislative actions that could adversely affect ARCP; and the business plans of the tenants of ARCP. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)